Exhibit 2(n)(i)

OPINION OF DAVIS POLK & WARDWELL

June 30, 2006

Re: Mercantile Absolute Return Fund LLC

Mercantile Capital Advisors, Inc.
Two Hopkins Plaza
Baltimore, MD 21201

Ladies and Gentlemen:

     We have acted as counsel to Mercantile Capital Advisors, Inc. (the “Adviser”), in connection with the offering of interests in Mercantile Absolute Return Fund LLC, a Delaware limited liability company (the “Fund”). This opinion is being delivered in connection with the Registration Statement on Form N-2/A (File Nos. 333-128721 and 811-21088) (the “Registration Statement”) filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“the Securities Act”), and the Investment Company Act of 1940, as amended. Capitalized terms used in this opinion and not defined herein have the meanings assigned to them in the LLC Agreement.

     The Fund was organized pursuant to the Limited Liability Company Agreement of the Fund dated as of December 30, 2002 (as amended and restated as of June 30, 2006, the “LLC Agreement”). From its date of organization until June 30, 2006, the Fund invested in equity interests in investment funds (the “Investment Funds”), typically known as “hedge funds,” managed by investment managers that employ a variety of alternative investment strategies with a small-capitalization focus. On June 30, 2006, the Fund transferred all of its assets to a newly formed Delaware limited liability company, Mercantile Absolute Return Master Fund LLC (the “Master Fund”), in exchange for a limited liability company interest in the Master Fund (such contribution, the “Restructuring”). After the Restructuring, the sole investment asset of the Fund will be its interest in the Master Fund, and the sole investments assets of the Master Fund will be equity interests in Investment Funds. The Investment Funds will invest in and actively trade securities and other financial instruments using strategies and investment techniques with significant risk characteristics, including risks arising from the volatility of the equity markets, the risks of short sales, the risks of leverage, the potential illiquidity of derivative instruments and the risk of loss from counterparty defaults.

     We have examined originals or copies, certified or otherwise, identified to our satisfaction, of such documents, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary for the purposes of this opinion.

DISCUSSION

     Treasury Regulations Section 301.7701-3 provides that an entity such as the Fund will be classified as a partnership for U.S. federal income tax purposes unless it elects to be classified as an association taxable as a corporation. Section 3.1(d) of the LLC Agreement provides that the Fund will file a tax return as a partnership for U.S. federal income tax purposes. You have represented, and we have assumed for purposes of this opinion, that the Fund has never elected, and will not elect, to be classified under Treasury Regulations Section 301.7701 as an association taxable as a corporation. In the absence of such an election, the Fund will be treated as a partnership for U.S. federal income tax purposes unless it is a publicly traded partnership under Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”).

     Under Section 7704 of the Code, a publicly traded partnership is generally treated as a corporation for U.S. federal tax purposes, with the result, among other things, that its income is subject to U.S. corporate income tax. A partnership will be a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof.1 For this purpose, (i) an interest in a partnership includes any financial instrument or contract the value of which is determined in whole or in part by reference to the partnership (a “Derivative”) and (ii) entering into a Derivative is a transfer of an interest in the partnership.2 As used herein, the term “Interest” means (i) a limited liability company interest in the Fund and (ii) a Derivative on the Fund. You have represented, and we have assumed for purposes of this opinion, that Interests have

     1 I.R.C. § 7704(b).

     2 Treas. Reg. § 1.7704-1(a)(2)(i)(B). An interest in a partnership or corporation that holds an interest in a lower-tier partnership is not, however, treated as an interest in the lower-tier partnership for this purpose. Treas. Reg. § 1.7704-1(a)(2)(iii).

never been traded, and will not be traded, on an established securities market, as defined in Treasury Regulations Section 1.7704-1(b).3

     Treasury Regulations Section 1.7704-1 contains guidelines for determining whether interests in a partnership that are not traded on an established securities market are readily tradable on a secondary market or the substantial equivalent thereof ("Readily Tradable"). In general, partnership interests will be considered to be Readily Tradable if, "taking into account all of the facts and circumstances, the Members are readily able to buy, sell or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market."4 For purposes of determining whether partnership interests are Readily Tradable, a transfer of a partnership interest includes a redemption by the partnership.5

     Treasury Regulations Section 1.7704-1 establishes various safe harbors from Readily Tradable status, including rules for disregarding certain transactions involving transfers or redemptions of partnership interests (such transactions, “Private Transactions”). Among the transactions that qualify as Private Transactions are (i) transfers in which the basis of the partnership interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands or the transferor; (ii) transfers at death, including transfers from an estate or testamentary trust; (iii) transfers between members of a family, defined to include an individual’s brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; (iv) transfers involving distributions from a retirement plan qualified under Section 401(a) of the Code or from an individual retirement account; and (v) transfers not recognized by the partnership.6 Failure to meet one of the safe harbors is disregarded in determining

     3 An established securities market includes (i) a national securities exchange registered under section 6 of the Securities Exchange Act of 1934 (the "1934 Act"); (ii) a national securities exchange exempt from registration under section 6 of the 1934 Act because of the limited volume of transactions; (iii) a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements under the 1934 Act described in (i) or (ii) above; (iv) a regional or local exchange; and (v) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise. Treas. Reg. § 1.7704-1(b).

     4 Treas. Reg. § 1.7704-1(c)(1).

     5 Treas. Reg. § 1.7704-1(a)(3). By contrast, issuances of interests by a partnership in exchange for cash, property or services are disregarded for purposes of determining whether interests in the partnership are Readily Tradable.

     6 Treas. Reg. § 1.7704-1(e)(i), -(ii), -(iii), -(v), -(x). For this purpose, a partnership recognizes a transfer by redeeming the transferor partner or admitting the transferee as a partner or otherwise recognizing any rights of the transferee, such as a right to receive partnership (…continued)

whether interests in a partnership are Readily Tradable under the general facts-and-circumstances test.7

     Treasury Regulations Section 1.7704-1(c)(2) provides that, under the general facts-and-circumstances test, partnership interests will be treated as Readily Tradable if (i) the interests are regularly quoted by any person, such as a broker or dealer, making a market in the interests; (ii) any person regularly makes available to the public, including customers or subscribers, bid or offer quotes with respect to the interests and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holder of an interest has a readily available, regular and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell, or exchange the interests; or (iv) prospective buyers and sellers otherwise have the opportunity to buy, sell or exchange the interests in a time frame and with the regularity and continuity that is comparable to that described in (i), (ii) or (iii).

     Interests in a partnership will not be treated as Readily Tradable (or as traded on an established securities market that consists of an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise) even if they otherwise would have been so treated, unless (i) the partnership participates in the establishment of the secondary market (or interdealer quotation system) or the inclusion of its interests thereon or (ii) the partnership recognizes any transfers made on the secondary market by redeeming the transferor Member’s interest or admitting the transferee as a Member or otherwise recognizing any rights of the transferee to receive partnership distributions (directly or indirectly) or to acquire an interest in the capital or profits of the partnership.8

     The legislative history of Section 7704 of the Code states that the Readily Tradable test is intended to “be applied to encompass in the definition of publicly traded partnerships those partnerships that are not traded on established securities markets, but whose Members are nevertheless readily able to buy, sell or exchange their partnership interests in a manner that is comparable, economically, to trading on established securities markets.”9 Thus, “the substantial equivalent of

(continued…)

distributions, directly or indirectly, or to acquire an interest in the capital or profits of the partnership. Treas. Reg. § 1.7704 -1(d)(2).

     7 Treas. Reg. § 1.7704-1(c)(3).

     8 Treas. Reg. § 1.7704-1(d).

     9 H.R. Conf. Rep. No. 495, 100th Cong., 1st Sess. 947-48 (1987).

a secondary market exists where prospective buyers and sellers have the opportunity to buy, sell or exchange interests in a time frame and with the regularity and continuity that the existence of a market maker would provide.”10 The relevant report notes that a “regular plan of redemptions” indicates that partnership interests are Readily Tradable if “holders of interests have readily available, regular and ongoing opportunities to dispose of their interests.”11

     You have represented, and we have assumed for purposes of this opinion, that (i) Interests have never been, and it is expected that Interests will never be, regularly quoted by any person, such as a broker or dealer, making a market in the Interests; (ii) no person has ever regularly made available to the public, including customers or subscribers, bid or offer quotes with respect to Interests and stood ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others, and it is expected that no person will ever regularly make available to the public, including customers or subscribers, bid or offer quotes with respect to Interests and stand ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; and (iii) no holder of an Interest has ever had, and it is expected that no holder of an Interest will ever have, a readily available, regular and ongoing opportunity to sell or exchange the Interest through a public means of obtaining or providing information of offers to buy, sell or exchange Interests. You have also represented, and we have assumed for purposes of this opinion, that that the Board has never permitted the Fund either (i) to participate in the establishment of a market for Interests of a type described in the preceding sentence (or the establishment of any interdealer quotation system for Interests) or in the inclusion of Interests on such a market or (ii) to recognize any transfer of an Interest that the Board knew to have been made on any such market by redeeming the transferor Member or admitting the transferee as a Member or otherwise recognizing any rights of the transferee with respect to the Fund, such as a right to receive Fund distributions, directly or indirectly, or to acquire an interest in the capital or profits of the Fund.

     The LLC Agreement provides that a Member’s Interest may be transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency, dissolution or incompetency of the Member or (ii) with the written consent of the Board, which may be withheld in the Board’s sole discretion. The LLC Agreement further provides that the Board may not consent to any assignment, transfer, sale, encumbrance, pledge or other disposition of all or any portion of an Interest (a “Transfer”)12 unless (i) the Fund consults with legal counsel to the

     10 Id. at 948.

     11 Id. at 949.

     12 The verb “Transfer” and the adjective “Transferring” have correlative meanings.

Fund and counsel confirms that the Transfer will not cause the Fund to be treated as a “publicly traded partnership” taxable as a corporation or be subject to any other adverse tax or regulatory treatment; (ii) the Transferring Member has been a Member for at least six months; (iii) the Transfer is to be made on a date on which Interests to be repurchased by the Fund pursuant to a tender offer (as discussed below) are valued by the Fund; (iv) the Transfer is (A) one in which the tax basis of the Interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the Transferring Member (e.g., certain Transfers to affiliates, gifts and contributions to family entities), (B) to members of the Transferring Member’s immediate family (siblings, spouse, parents and children) or (C) a distribution from a qualified retirement plan or an individual retirement account; and (v) certain other requirements are met. Under the LLC Agreement, any Transfer not made in accordance with the foregoing restrictions is treated as void. These provisions have not been altered in any pertinent respect since the LLC Agreement was originally executed on December 30, 2002.

     The only permitted Transfers that do not constitute Private Transactions are transfers by operation of law pursuant to the bankruptcy, insolvency, dissolution or incompetency of the relevant Member. We do not believe that a transfer by operation of law upon the occurrence of an extraordinary event of this nature provides Members with liquidity in respect of their Interests “that is comparable, economically, to trading on an established securities market.”13 Thus, we do not believe that any Transfer permitted under the LLC Agreement has caused, or will cause, the Interests to be Readily Tradable. Moreover, pursuant to the LLC Agreement, any Transfer other than a permitted Transfer will not be recognized by the Fund.

     Except as described below, no Member or other person holding an Interest has the right to withdraw all or any portion of the Interest or to tender the Interest or any portion thereof to the Fund. The Board may from time to time cause the Fund to repurchase Interests or portions of Interests pursuant to written tender offers, subject to significant limitations imposed by the LLC Agreement. The Fund may not offer to repurchase Interests on more than two occasions during any Taxable Year unless it has received an opinion of counsel to the effect that such more frequent offers would not cause any adverse tax consequences to the Fund or the Members. A Member tendering for repurchase of only a portion of the Member’s Interest will be required to maintain a Capital Account balance of at least $50,000 after giving effect to the repurchase. Unless otherwise determined by the Board, Members choosing to tender an Interest for repurchase must so notify the Fund by the last day of the third month prior to the month containing the date as of which the Interests are to be repurchased. You have represented,

     13 Treas. Reg. § 1.7704-1(c).

and we have assumed for purposes of this opinion, that it would be impossible, as an administrative matter, for the Fund to repurchase Interests pursuant to a tender offer on a date that is fewer than 30 days after the last day on which Members are permitted to notify the Fund of their intention to tender Interests for repurchase pursuant to such offer.

     Interests will be valued as of the last business day of the month in which such Interests are to be repurchased, unless otherwise determined by the Board (such day, a “Valuation Date”). The initial payment in respect of a repurchase will be equal to at least 90% of the estimated value of the repurchased Interest, determined as of the Valuation Date, and will be made within 30 days after the Valuation Date or, if later, within ten business days after the Master Fund has received at least 90% of the aggregate amount, if any, withdrawn from Investment Funds to fund the repurchase of Interests. An amount equal to the excess, if any, of (x) the value of the repurchased Interest, determined as of the Valuation Date and based on the results of the Fund’s annual audit, over (y) the initial payment will be paid to the relevant Member promptly after completion of the annual audit. The Board may elect to impose charges on Members who submit their Interests for repurchase. In the Registration Statement, the Fund has informed Members that repurchases of Interests that have been held less than 180 days will generally be subject to a repurchase fee of 1% of the repurchase proceeds.

     Although certain of the foregoing provisions have been altered through amendments since the LLC Agreement was originally executed on December 30, 2002, the LLC Agreement always contained similar restrictions. In particular, the LLC Agreement previously prohibited the Fund from repurchasing Interests pursuant to tender offers more than twice during any Taxable Year, without any exception. Moreover, you have represented, and we have assumed for purposes of this opinion, that the Fund has never repurchased Interests pursuant to a tender offer on a date that is fewer than 30 days after the last day on which Members were permitted to notify the Fund of their intention to tender Interests for repurchase pursuant to such offer.

     We believe that the limited repurchase opportunities provided by the Fund’s tender offers has not given, and will not give, Members and their prospective transferees “the opportunity to buy, sell or exchange interests in a time frame and with the regularity and continuity that the existence of a market maker would provide.”14 We note that the investment results of the Fund have historically varied substantially, and that it is expected that the investment results of the Fund will continue to vary substantially, on a daily, monthly, quarterly and annual basis. Particularly given this volatility, the Fund’s tender offers have not

     14 H.R. Conf. Rep. No. 495, 100th Cong., 1st Sess. 948 (1987).

provided, and will not provide, Members with liquidity in respect of their Interests “that is comparable, economically, to trading on an established securities market.”15

     It is possible that the Fund has qualified, and will continue to qualify, under one or more of the safe harbors under Treasury Regulations Section 1.7704-1. Treasury Regulations Section 1.7704-1 provides, however, that the failure of a partnership to satisfy one of the safe harbors is to be disregarded in determining whether interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof.16 Thus, without regard to the possible application of the safe harbor provisions, we are of the opinion that, taking into account all of the facts and circumstances, the Interests have not been, and will not be, Readily Tradable.

CONCLUSION

     On the basis of the foregoing, it is our opinion that, for U.S. federal income tax purposes, the Fund will be treated as a partnership and not as an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

     In rendering the foregoing opinion, we have assumed with your approval that (i) the provisions of the LLC Agreement are valid and enforceable as a matter of Delaware law; (ii) the LLC Agreement sets forth the entire agreement of the parties with respect to the subject matter thereof; and (iii) the Fund has always been, and will continue to be, operated in accordance with the terms of the LLC Agreement and the Members will comply with the terms of the LLC Agreement in all respects.

     We are members of the Bar of the State of New York. The foregoing opinion is based upon, and limited to, (i) facts (including the terms of the LLC Agreement) as of the date hereof, (ii) the representations contained in the representation letter dated June 30, 2006 (the “Representation Letter”), which you have delivered to us in connection with this opinion, and (iii) federal laws of the United States of America as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date hereof. This opinion is also based upon the assumption that the Fund will continue to be operated at all times in accordance with past practices and with the representations set forth in the Representation Letter. We do not undertake to update this opinion unless specifically engaged by you in the future to do so.

     15 Treas. Reg. § 1.7704-1(c).

     16 Treas. Reg. § 1.7704-1(c)(3).

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm name under the heading “Tax Aspects—U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DAVIS POLK & WARDWELL